                                  EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into all Registration Statements on Form 10-K of Coddle Creek Financial Corp. of our report dated January 19, 2001, relating to the consolidated statements of financial condition of Coddle Creek Financial Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the Company's 2000 annual report on Form 10-K.


/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
March 26, 2001